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Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

        This Amended and Restated Employment and Noncompetiton Agreement (this "Agreement") is entered into as of this 5th day of May, 2004, by and among Vistula Communications Services, Inc. (formerly known as VCS, Inc.), a Delaware corporation (the "Company"), Vistula USA, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the "Employer"), and Edward DeMent (the "Employee").

        WHEREAS, the Company and the Employee entered into an Employment and Noncompetition Agreement dated January 1, 2004 (the "Employment Agreement");

        WHEREAS, the Company, the Employer and the Employee wish to amend and restate the Employment Agreement in its entirety to, among other things, make the Employer a party to the Employment Agreement, increase the term of the Employment Agreement and make certain other changes to the Employment Agreement;

        NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree, and agree to amend and restate the Employment Agreement in its entirety, as follows:

        §1.    Employment.    Upon the terms and subject to the conditions described in this Agreement, the Employer hereby employs the Employee and the Employee hereby accepts employment by the Employer.

        §2.    Term.    Employee's employment with the Employer pursuant to this Agreement shall be for the period (the "Initial Term") beginning on January 1, 2004 (the "Commencement Date") and ending on March 31, 2005 (the "Ending Date"); provided, however, that this Agreement may be renewed for successive annual terms on each anniversary of the Ending Date only in writing signed by each of the Parties. When permitted by the context, any reference in this Agreement to the "term of this Agreement" shall include the Initial Term and the period of any such extensions or renewals.

        §3.    Services.    The Employee shall devote his full business and professional time, attention, energy, loyalty, and skill to the Employer's business, performing such executive or administrative tasks and having such responsibilities as may be assigned to him from time to time by the Board of Directors of the Employer (the "Employer's Board"), the Employer's Chief Executive Officer, the Board of Directors of the Company (the "Company's Board") or the Company's Chief Executive Officer with the exception of any activities disclosed prior to the Commencement Date including, but not limited to, activities relating to Tier One Systems and TE Systems, or activities approved by the Employer's Board or the Company's Board after the Commencement Date.

        §4.    Compensation.

          (a)   As compensation for his services under this Agreement, the Employer shall pay the Employee a base salary at the monthly rate of $10,000 (the "Base Salary"), payable in bi-weekly installments, in arrears, and in accordance with the Employer's general policies and procedures for payment of salaries to its executive personnel. The accrual of the Base Salary shall commence on the Commencement Date and full payment of the Base Salary shall commence immediately upon the funding of the Company and all unpaid accrued base salary from the Commencement Date will be paid within five (5) working days. Prior to the funding of the Company, the Employee shall have the right to receive payments equal to one-half of the Base Salary per month plus thirty (30%) of gross margins realized by the Employer's operations to be defined as any traffic processed by the Sonus switching platform or other equipment, customers, or vendors managed by the Employer's personnel. The Employee's performance shall be reviewed not less often than annually for the purpose, among others, of considering potential increases in the Base Salary, but the Employer shall not be obligated to make any such increases.

          (b)   In addition to the compensation described in Section 4(a) above and Section 4(c) below, the Employee may earn an annual bonus (the "Performance Bonus") for each calendar year during the term of this agreement in an amount up to three per cent (3%) of the Employer's EBITDA for the applicable period; provided, however, that a Performance Bonus shall not be payable under this Section 4(b) if the payment of such Performance Bonus, alone or together with the payment by the Employer of similar performance bonus(es) to Mark Scully and/or Eric Pomeroy under employment agreements between such individuals, the Employer and the Company, would cause the Employer to suffer or incur a net loss for such calendar year, as determined in accordance with generally accepted accounting principles ("GAAP"). "EBITDA" shall mean, as of the date of any determination and for the period specified, the aggregate of all amounts which, in accordance with GAAP, would be included as net income (or net loss) on a consolidated statement of income of the Employer for such period, excluding (a) any extraordinary or other non-recurring gains, and (b) any gains from the sale or disposition of assets other than in the ordinary course of business ("Consolidated Net Income") plus, to the extent deducted in the calculation of Consolidated Net Income, the sum of (i) interest expense, (ii) deductions for income taxes, (iii) depreciation expense, and (iv) amortization expense, of the Employer, all as determined in accordance with GAAP, on a consolidated basis for such period.

          (c)   In addition to the compensation described in Section 4(a) and Section 4(b) above, the Employee may earn an annual bonus (the "Bonus") for each full calendar year during the term of this Agreement in an amount up to $95,000 per calendar year (the "Total Possible Bonus") based solely on the performance of the Employer during that calendar year. The Bonus will be based on the Employer meeting an annual performance goal for such calandar year which shall be measured by the gross profit margin of the Employer for the calendar year calculated in accordance with generally accepted accounting principles (the "Annual Performance Goal"). The Annual Performance Goal for a calendar year shall be determined jointly by the Company's Board and the Employer's Board based on a review of the the Employer's annual performance goals and budgetary figures for such calendar year. If the Employer reaches at least sixty-six percent (66%) of the Annual Performance Goal, the Bonus shall be equal to the pro-rata portion of the Total Possible Bonus equal to the percentage of the Annual Performance Goal actually reached by the Employer (for example, if the Employer reaches eighty percent (80%) of the Annual Performance Goal, the Bonus shall be an amount equal to eighty percent (80%) of the Total Possible Bonus); provided, however, that if the Employer does not reach at least sixty-six percent (66%) of the Annual Performance Goal, the Employee shall not be entitled to any Bonus hereunder; and provided, further, that in no event shall the Bonus exceed the Total Possible Bonus.

        §5.    Fringe Benefits and Perquisites.    During the term of this Agreement, the Employee shall also be entitled to the following fringe benefits and perquisites:

          (a)   Group health and welfare benefits comparable to those offered generally to the Employer's executive personnel from time to time;

          (b)   Twenty-five days paid vacation during each year of this Agreement (prorated for any partial years during the term of this Agreement);

          (c)   Such other benefits and perquisites as may be offered generally to the Employer's executive personnel from time to time pursuant to such terms, conditions, and policies as may be approved by the Employer's Board or the Company's Board.

        §6.    Confidentiality; Noncompetition.    Providing that the Company is funded prior to June 30, 2004, the Employee shall not, directly or indirectly, at any time (whether during the term of this Agreement or thereafter), disclose any Confidential Information (defined below) to any person, association, or other entity (other than the Affiliated Companies, as defined below), or use, or permit or assist any person, association, or other entity (other than the Affiliated Companies) to use, any

Confidential Information, excepting only: (i) Confidential Information which (A) is then generally available to or obtainable by the public and which did not become so available or obtainable through the breach of any provision of this Agreement by the Employee, or (B) is obtained by the Employee on a non-confidential basis from a source other than an Affiliated Company or any agent or other representative of an Affiliated Company and such source had the right to disclose such Confidential Information to the Employee without violating any legal, contractual, fiduciary, or other obligation; and (ii) disclosures required by applicable law.

        Upon termination of his employment by the Employer (for any reason), the Employee shall immediately deliver to the Employer all documents and other materials containing any Confidential Information which are in his possession or under his control.

        During the Restricted Period (defined below), the Employee shall not, directly or indirectly (whether individually or as a shareholder or other owner, partner, member, director, officer, employee, consultant, creditor or agent of any person, association, or other entity):

          (a)   Enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which competes with the business of any Affiliated Company (the "Business") anywhere in the Restricted Territory, provided that the foregoing shall not preclude the Employee from owning less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded on a national securities exchange or system;

          (b)   Solicit or attempt to solicit business in competition with the Business from any person or entity (in any such case, a "Restricted Company"), or interfere or attempt to interfere with any relationship of any Affiliated Company with any Restricted Company;

          (c)   Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company's relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others;

          (d)   Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, or agent of any Affiliated Company; or

          (e)   Make any statement (oral or written) or take any other action which would tend to disparage or diminish the reputation of any Affiliated Company.

  For purposes of this Agreement:

            (i)    "Affiliated Companies" shall include the Company, the Employer and all subsidiaries or affiliates of the Company or the Employer;

            (ii)   "Confidential Information" shall mean all trade secrets, proprietary data, and other confidential information of any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound;

            (iii)  the "Restricted Period" shall mean the period beginning on the Commencement Date and ending on the first anniversary of the date (the "Termination Date") of termination (for any reason) of Employee's employment with the Employer (whether pursuant to this Agreement or otherwise); and

            (iv)  "Restricted Territory" shall mean (A) at any time prior to the Termination Date, all metropolitan statistical areas ("MSAs") and all cities, towns, villages, townships, and other similar political subdivisions, whether incorporated or unincorporated (collectively, "Cities"), in which any Affiliated Company then conducts business, owns, leases, manages, or operates an office or other facility, and (B) on or after the Termination Date, all MSAs and Cities in which any Affiliated Company conducts business, owns, leases, manages, or operates an office or other facility on the Termination Date.

        The Employee acknowledges that (1) the provisions of this section are fundamental and essential for the protection of the Employer's and the Company's legitimate business and proprietary interests, (2) such provisions are reasonable and appropriate in all respects, and (3) in the event of any violation by the Employee of any of such provisions, the Employer and the Company would suffer irreparable harm and its remedies at law would be inadequate. In the event of any violation or attempted violation of such provisions by the Employee, each of the Employer and the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the Employer or the Company.

        §7.    Company Internal Control Policy.    The Employee acknowledges that the Employee has read the Employer's By-laws and the Company's Internal Control Policy and the Employee agrees that in the course of his employment hereunder, the Employee will comply at all times with the Employer's By-laws and the Company's Internal Control Policy.

        §8.    Termination.    The Employee's employment with the Employer shall terminate automatically upon the death of the Employee and may be terminated by the Employer, without any further obligation on the part of the Employer (except as provided in clause (c), below), immediately upon notice to the Employee under any of the following circumstances:

          (a)   At any time for Cause (defined below);

          (b)   At any time when the Employee is under a Long-Term Disability (defined below); or

          (c)   At any time without Cause; provided that if the Employer terminates the Employee's employment pursuant to this clause (c) and no other basis for termination exists under this Agreement, then the Employee shall be entitled to severance payments in an aggregate amount equal to the Base Salary for a period equal to six months (any such severance payments shall be payable periodically in the same manner as the Base Salary is payable under §4 of this Agreement).

  For purposes of this Agreement:

            (i)    "Cause" shall mean:

              (A)  any act constituting (1) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, regardless of whether a conviction has been obtained, (2) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (3) other criminal conduct which in any way materially and adversely affects the reputation, goodwill, or business position of the Employer or the Company;

              (B)  the failure of the Employee to perform and observe all material obligations and conditions to be performed and observed by the Employee under this Agreement, to perform his duties in accordance with and observe the Employer's By-laws or the Company's Internal Control Policy or to perform his duties in accordance with the policies, programs, budgets, procedures, and directions established from time to time by the Employer's Board or the Company's Board (any such failure, a "Performance

      Failure"), and to correct such Performance Failure promptly following notice from the Employer to do so; or

              (C)  having corrected (or the Employer having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure; and

            (ii)   "Long-Term Disability" shall mean that, because of physical or mental incapacity, it is more likely than not that the Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Employer, with or without reasonable accommodation. In the event of any disagreement about whether or when the Employee is under a Long-Term Disability, the question shall be determined: (A) by a physician selected by agreement between the Employee and the Employer if such a physician is selected within 10 days after either of them requests the other so to agree; or, if not, (B) by two physicians, the first of whom shall be selected by the Employee and the second of whom shall be selected by the Employer or, if the Employee fails to make a selection within 10 days after being requested to do so by the Employer, the second physician shall be selected by the first physician; or, if the two physicians fail to agree, (C) by a third physician selected by the first two physicians. The Employee shall submit to all reasonable examinations requested by any such physicians.

        §9.    Capacity.    The Employee represents and warrants to the Employer that he has the capacity and right to enter into this Agreement and perform all of his obligations under this Agreement without any restriction.

        §10.    Remedies.    All rights and remedies of any Party under this Agreement are cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

        §11.    Survival.    The termination of the Employee's employment with the Employer (for any reason) shall not relieve any Party of any of that Party's obligations under this Agreement existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination. Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of the Employee or rights of the Employer under §6 of this Agreement, all of which shall survive the termination of such employment.

        §12.    Notices.    All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that Party at the telecopy number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party) or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

  (a)
  If to the Company:

    Vistula Communications Services, Inc.
    40 Portman Square, 4th Floor
    London W1H 6LT
    Telecopy No.: +44 (0) 20 7487 4001
    Attention: Chief Executive Officer

    with a copy to

    Foley Hoag LLP
    155 Seaport Boulevard
    Boston, MA 02210
    Attention: Paul Bork, Esq.
    Telecopy No.: (617) 832-7000

  (b)
  If to the Employer:

    Vistula USA, Inc.
    c/o Vistula Communications Services, Inc.
    40 Portman Square, 4th Floor
    London W1H 6LT
    Telecopy No.: +44 (0) 20 7487 4001
    Attention: Chief Executive Officer

    with a copy to

    Foley Hoag LLP
    155 Seaport Boulevard
    Boston, MA 02210
    Attention: Paul Bork, Esq.
    Telecopy No.: (617) 832-7000

    If to the Employee:

    Edward DeMent
    6501 East Greenway, Suite 102-485
    Scottsdale, AZ 85254
    Telecopy No.:

        §13.    Severability.    The intention of the Parties is to comply fully with all rules, laws, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable so to construe any provision of this Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the Parties.

        §14.    Non-Waiver.    No failure by any Party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the another Party shall affect, or constitute a waiver of, the other Party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, any Party's right to demand strict compliance with all provisions of this Agreement.

        §15.    Complete Agreement.    This Agreement and all documents referred to in this Agreement, all of which are hereby incorporated herein by reference, contain the entire Agreement between the Parties and supersede all other agreements and understandings between the Parties with respect to the subject matter of this Agreement. No alterations, additions, or other changes to this Agreement shall be made or be binding unless made in writing and signed by both Parties.

        §16.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. The Employee hereby consents to the exclusive jurisdiction of the courts of New Castle County, Delaware in the event of any dispute arising hereunder.

        §17.    Captions.    The captions of the various sections of this Agreement are not part of the context of this Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Agreement.

        §18.    Genders and Numbers.    Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

        §19.    Successors.    This Agreement shall be personal to the Employee and no rights or obligations of the Employee under this Agreement may be assigned by the Employee to any third party. Any assignment or attempted assignment by the Employee in violation of the preceding sentence shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each Party.

Vistula Communications Services, Inc.		Employee
By	/s/ RUPERT GALLIERS-PRATT	/s/ EDWARD DEMENT Edward DeMent
Vistula USA, Inc.
By	/s/ RUPERT GALLIERS-PRATT

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  Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT